Exhibit 99.1

CONTACT:
John C. Wobensmith
President
Genco Shipping & Trading Limited
(646) 443-8555

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FIRST QUARTER FINANCIAL RESULTS

New York, New York, May 9, 2016 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”) today reported its financial results for the three months ended March 31, 2016.

The following financial review discusses the results for the three months ended March 31, 2016 and March 31, 2015.

First Quarter 2016 and Year-to-Date Highlights

•	Recorded a net loss attributable to Genco Shipping & Trading Limited of $54.5 million for the first quarter of 2016
o	Basic and diluted loss per share of $0.75.

Financial Review: 2016 First Quarter

The Company recorded a net loss attributable to Genco Shipping & Trading Limited for the first quarter of 2016 of $54.5 million, or $0.75 basic and diluted net loss per share. Comparatively, for the three months ended March 31, 2015, the Company recorded a net loss attributable to Genco Shipping & Trading Limited of $38.4 million, or $0.64 basic and diluted net loss per share.

John C. Wobensmith, President, commented, “During a challenging market period, our focus has remained on achieving the highest operational standards for our customers, maintaining cost-efficient operations, and taking steps to enhance Genco’s long-term commercial prospects. To build on our past success, we continue to look at a range of alternatives to strengthen Genco’s financial position.”

The Company’s revenues decreased to $20.9 million for the three months ended March 31, 2016, compared to $34.4 million for the three months ended March 31, 2015. The decrease was primarily due to lower spot market rates achieved by the majority of the vessels in our fleet during the first quarter of 2016 versus the same period last year marginally offset by the increase in the size of our fleet following the delivery of two Ultramax newbuilding vessels.

The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $2,629 per day for the three months ended March 31, 2016 as compared to $4,977 for the three months ended March 31, 2015. The decrease in TCE was primarily due to lower spot rates achieved by the vessels in our fleet during the first quarter of 2016 versus the first quarter of 2015. During the first quarter of 2016, the Baltic Dry Index continued to come under considerable pressure reaching an all-time low of 290 on February 11, 2016. Several seasonal factors materialized during the quarter driving the decline in freight rates, including strong newbuilding deliveries in January, the Chinese New Year celebration in February and various cargo disruptions from the major iron ore producers. The decline in the BDI spurred vessel scrapping to record levels, which helped to partially offset the firm delivery totals. Toward the end of March and into the second quarter, heightened demand for iron ore cargoes together with the onset of the South American grain season have propelled gains in freight rates.

Total operating expenses were $67.9 million for the three months ended March 31, 2016 compared to $108.2 million for the three months ended March 31, 2015. During the three months ended March 31, 2016, a $1.7 million impairment loss was recorded in order to adjust the value of the Genco Marine to its estimated net realizable value as of March 31, 2016 as the Company determined that the scrapping of the Genco Marine was more likely than not based on discussions with the Company’s Board of Directors. During the three months ended March 31, 2015, an impairment of vessel assets of $35.4 million was recognized relating to the sale of the Baltic Tiger and the Baltic Lion in April 2015. Vessel operating expenses were $29.1 million for the three months ended March 31, 2016 and $28.7 million for the three months ended March 31, 2015. This was primarily due to the increase in the size of our fleet. General, administrative and technical management expenses were $12.9 million for the first quarter of 2016 compared to $20.3 million for the first quarter of 2015, primarily due to a decrease in compensation expenses. Included in general, administrative and technical management expenses for the three months ended March 31, 2016 and the three months ended March 31, 2015, are non-cash compensation expenses of $5.5 million and $12.4 million, respectively, arising from awards under the 2015 Equity Incentive Plan and the 2014 Management Incentive Plan, or MIP. Depreciation and amortization expenses increased to $20.3 million for the three months ended March 31, 2016 from $19.4 million for the three months ended March 31, 2015, primarily due to the increase in the size of our fleet.

Daily vessel operating expenses, or DVOE, decreased to $4,573 per vessel per day for the first quarter of 2016 compared to $4,686 per vessel per day for the same quarter of 2015 predominantly due to lower crew and maintenance related expenses. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers and management’s views, our DVOE budget for 2016 is $4,820 per vessel per day on a weighted average basis for the entire year.

Liquidity and Capital Resources

Cash Flow

Net cash used in operating activities for the three months ended March 31, 2016 and 2015 was $27.3 million and $12.3 million, respectively. Included in the net loss attributable to Genco during the three months ended March 31, 2016 and 2015 are $1.7 million and $35.4 million of non-cash impairment of vessel assets, respectively. Excluding the aforementioned non-cash charges for the three months ended March 31, 2016 and 2015, the loss would be higher by $9.1 million. Also included in the net loss during the three months ended March 31, 2016 and 2015 was $5.5 million and $12.4 million, respectively, of non-cash amortization of non-vested stock compensation due to the vesting of restricted shares and warrants issued under the 2015 Equity Incentive Plan and the MIP. Additionally, the fluctuation in accounts payable and accrued expenses decreased by $7.3 million due to the timing of payments. The above changes in operating activities were partially offset by a $4.3 million increase in the fluctuation in prepaid expenses and other current assets due to the timing of payments and a $3.5 million decrease in deferred drydocking costs incurred during the first quarter of 2016 as compared to the first quarter of 2015.  Drydocking costs decreased because there were no vessels that completed drydocking during the first quarter of 2016 as compared to five vessels during the first quarter of 2015.

Net cash provided by investing activities was $0.4 million during the three months ended March 31, 2016 as compared to net cash used in investing activities of $4.5 million during the three months ended March 31, 2015. The fluctuation is primarily due to a $23.8 million decrease in the purchase of vessels, including deposits. The decrease is primarily due to the completion of the purchase of the Baltic Wasp on January 2, 2015. The decrease in the purchase of vessels, including deposits was partially offset by a $19.6 million decrease in deposits of restricted cash, representing the amount of restricted cash that was held in an escrow account as of December 31, 2014 for the purchase of the Baltic Wasp, which was released to the shipyard upon the vessel delivery on January 2, 2015.

Net cash used in financing activities was $18.6 million during the three months ended March 31, 2016 as compared to net cash provided by financing activities of $2.2 million during the three months ended March 31, 2015. Net cash used in financing activities for the three months ended March 31, 2016 consisted primarily of the following: $10.2 million repayment of debt under the $253 Million Term Loan Facility, $3.0 million repayment of debt under the $148 Million Credit Facility, $1.9 million repayment of debt under the $100 Million Term Loan Facility, $1.6 million repayment of debt under the 2015 Revolving Credit Facility, $0.7 million repayment of debt under $44 Million Term Loan Facility, $0.7 million repayment of debt under the 2014 Term Loan Facilities, $0.4 million repayment of debt under the $22 Million Term Loan Facility, and $0.1 million cash settlement paid to non-accredited 5.00% Convertible Senior Note holders. Net cash provided by financing activities for the three months ended March 31, 2015 consisted primarily of $115.0 million of proceeds from the $148 Million Credit Facility partially offset by the following: $102.3 million repayment of debt under the 2010 Credit Facility, $5.3 million repayment of debt under the $253 Million Term Loan Facility, $1.9 million repayment of debt under the $100 Million Term Loan Facility, $0.7 million repayment of debt under the $44 Million Term Loan Facility, $0.4 million repayment of debt under the $22 Million Term Loan Facility and $2.2 million payment of deferred financing costs.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. Currently, our fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,158,000 dwt.

In addition to acquisitions that we may undertake in future periods, we will incur additional capital expenditures due to special surveys and drydockings for our fleet. We did not have any of our vessels drydock during the first quarter of 2016. We currently expect ten of our vessels to be drydocked during the remainder of 2016.

As previously announced, we have initiated a fuel efficiency upgrade program for certain of our vessels. We believe this program will generate considerable fuel savings going forward and increase the future earnings potential for these vessels. The upgrades have been successfully installed on 16 of our vessels, which completed their respective planned drydocking during 2014 and 2015. Currently, we do not expect to install fuel efficiency upgrades on any of the vessels scheduled to drydock in 2016.

We estimate our capital expenditures related to drydocking for our fleet through 2016 to be:

	Q2 2016	Q3-Q4 2016
Estimated Costs (1)	$1.6 million	$7.3 million
Estimated Offhire Days (2)	45	210

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash from operations. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Actual length will vary based on the condition of the vessel, yard schedules and other factors.

Credit Facility Waivers

As previously announced, the Company entered into agreements for waivers of the collateral maintenance covenants under its $253 Million Term Loan Facility, its $100 Million Credit Facility, and its $148 Million Credit Facility.  Such waivers are currently in effect through May 31, 2016.  The Company is currently in discussions with its lenders in efforts to address its previously disclosed liquidity and covenant compliance issues. The Company is also considering a range of alternatives to address such issues as described in our public filings.  The Company does not intend to provide updates or details of such discussions or efforts on an ongoing basis.

Financial Statement Presentation

As previously announced, we completed our merger with Baltic Trading on July 17, 2015. Prior to the completion of the Genco and Baltic Trading merger, Genco consolidated Baltic Trading and the Baltic Trading common shares that Genco acquired in the merger were recognized as a noncontrolling interest in the consolidated financial statements of Genco. Under U.S. GAAP, changes in a parent's ownership interest in a subsidiary that do not result in the parent losing control of the subsidiary are considered equity transactions (i.e. transactions with owners in their capacity as owners) with any difference between the amount by which the noncontrolling interest is adjusted and the fair value of the consideration paid attributed to the equity of the parent. Accordingly, upon completion of the merger, any difference between the fair value of the Genco common shares issued in exchange for Baltic Trading common shares was reflected as an adjustment to the equity in Genco. No gain or loss was reorganized in Genco’s consolidated statement of comprehensive income upon completion of the transaction.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015
	(Dollars in thousands, except share and per share data)
	(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$20,131	$33,609
Service revenues	811	810
Total revenues	20,942	34,419

Operating expenses:
Voyage expenses	3,896	4,380
Vessel operating expenses	29,127	28,672
General, administrative and management fees	12,855	20,324
Depreciation and amortization	20,339	19,410
Impairment of vessel assets	1,685	35,396
Total operating expenses	67,902	108,182

Operating loss	(46,960)	(73,763)

Other (expense) income:
Other (expense) income	(125)	11
Interest income	62	24
Interest expense	(7,113)	(4,324)
Other expense	(7,176)	(4,289)

Loss before reorganization items, net	(54,136)	(78,052)
Reorganization items, net	(94)	(520)

Loss before income taxes	(54,230)	(78,572)
Income tax expense	(253)	(543)

Net loss	(54,483)	(79,115)
Less: Net loss attributable to noncontrolling interest	-	(40,673)

Net loss attributable to Genco Shipping & Trading Limited	$(54,483)	$(38,442)

Net loss per share - basic	$(0.75)	$(0.64)

Net loss per share - diluted	$(0.75)	$(0.64)

Weighted average common shares outstanding - basic	72,187,954	60,430,789

Weighted average common shares outstanding - diluted	72,187,954	60,430,789

	March 31, 2016	December 31, 2015
BALANCE SHEET DATA:	(unaudited)
Cash (including restricted cash)	$95,419	$140,889
Current assets	123,969	172,529
Total assets	1,644,099	1,714,663
Current liabilities (excluding current portion of long-term debt)	23,845	28,525
Current portion of long-term debt (net of $8.9 million and $9.4 million of unamortized debt issuance costs at March 31, 2016 and December 31, 2015, respectively)	561,097	579,023
Long-term debt	-	-
Shareholders' equity	1,057,828	1,105,966

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015
	(unaudited)
Net cash used in operating activities	$(27,304)	$(12,320)
Net cash provided by (used in) investing activities	389	(4,515)
Net cash (used in) provided by financing activities	(18,555)	2,204

	Three Months Ended March 31, 2016	Three Months Ended March 31, 2015
	(Dollars in thousands)
EBITDA Reconciliation:	(unaudited)
Net Loss attributable to Genco Shipping & Trading Limited	$(54,483)	$(38,442)
+ Net interest expense	7,051	4,300
+ Income tax expense	253	543
+ Depreciation and amortization	20,339	19,410
EBITDA(1)	$(26,840)	$(14,189)

	Three Months Ended
	March 31, 2016	March 31, 2015
GENCO CONSOLIDATED FLEET DATA:	(unaudited)
Total number of vessels at end of period	70	68
Average number of vessels (2)	70.0	68.0
Total ownership days for fleet (3)	6,370	6,119
Total available days for fleet (4)	6,174	5,872
Total operating days for fleet (5)	6,079	5,813
Fleet utilization (6)	98.5%	99.0%

AVERAGE DAILY RESULTS:
Time charter equivalent (7)	$2,629	$4,977
Daily vessel operating expenses per vessel (8)	4,573	4,686

1)	EBITDA represents net income (loss) plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. For these reasons, we believe that EBITDA is a useful measure to present to our investors. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company's operating performance required by U.S. GAAP. EBITDA is not a source of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies. Pursuant to the amendments entered into on April 30, 2015 for our $100 Million Term Loan Facility and our $253 Million Term Loan Facility, the definition of Consolidated EBITDA used in the financial covenants has been eliminated.
2)	Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.
3)	We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.
4)	We define available days as the number of our ownership days less the aggregate number of days that our vessels are off-hire due to scheduled repairs or repairs under guarantee, vessel upgrades or special surveys and the aggregate amount of time that we spend positioning our vessels between time charters. Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.
5)	We define operating days as the number of our available days in a period less the aggregate number of days that our vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.
6)	We calculate fleet utilization by dividing the number of our operating days during a period by the number of our available days during the period. The shipping industry uses fleet utilization to measure a company's efficiency in finding suitable employment for its vessels and minimizing the number of days that its vessels are off-hire for reasons other than scheduled repairs or repairs under guarantee, vessel upgrades, special surveys or vessel positioning.
7)	We define TCE rates as our net voyage revenue (voyage revenues less voyage expenses (including voyage expenses to Parent)) divided by the number of our available days during the period, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts.
8)	We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

Genco Shipping & Trading Limited’s Fleet

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited’s current fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,158,000 dwt.

Our current fleet contains 16 groups of sister ships, which are vessels of virtually identical sizes and specifications. We believe that maintaining a fleet that includes sister ships reduces costs by creating economies of scale in the maintenance, supply and crewing of our vessels. As of May 9, 2016, the average age of our current fleet was 9.5 years.

The following table reflects the current employment of Genco’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Cash Daily Rate(2)

Capesize Vessels
Genco Augustus	2007	Swissmarine Services S.A.	Jun. 2016/Feb. 2017	102% of BCI/$7,800(3)
Genco Tiberius	2007	Cargill International S.A.	November 2016	98% of BCI
Genco London	2007	Swissmarine Services S.A.	December 2016	$3,250 with 50% profit sharing
Genco Titus	2007	Swissmarine Services S.A.	June 2016	104.5% of BCI
Genco Constantine	2008	Swissmarine Services S.A.	February 2017	$7,800(4)
Genco Hadrian	2008	Swissmarine Services S.A.	November 2016	98.5% of BCI
Genco Commodus	2009	Swissmarine Asia Pte. Ltd.	March 2017	$3,250 with 50% profit sharing
Genco Maximus	2009	Swissmarine Services S.A.	February 2017	$3,250 with 50% profit sharing
Genco Claudius	2010	Swissmarine Services S.A.	September 2016	99% of BCI
Genco Tiger	2011	Swissmarine Services S.A.	October 2016	103% of BCI
Baltic Lion	2012	Swissmarine Services S.A.	December 2016	$3,250 with 50% profit sharing
Baltic Bear	2010	Swissmarine Services S.A.	February 2017	$7,000(5)
Baltic Wolf	2010	Swissmarine Services S.A.	December 2016	$3,250 with 50% profit sharing

Panamax Vessels
Genco Beauty	1999	Navig8 Inc.	September 2016	94.75% of BPI
Genco Knight	1999	Swissmarine Services S.A.	June 2016	95% of BPI
Genco Leader	1999	Navig8 Pan8 Pool Inc.	July 2016	Spot Pool(6)
Genco Vigour	1999	Swissmarine Services S.A.	June 2016	95% of BPI(7)
Genco Acheron	1999	Hyundai Glovis Co., Ltd.	June 2016	$4,250
Genco Surprise	1998	Windrose SPS Shipping & Trading S.A.	June 2016	$5,500(8)
Genco Raptor	2007	M2M Panamax Pool Ltd.	June 2016	100% of BPI
Genco Thunder	2007	Swissmarine Services S.A.	August 2016	100% of BPI

Ultramax Vessels
Baltic Hornet	2014	Swissmarine Asia Pte. Ltd.	February 2017	115.5% of BSI
Baltic Wasp	2015	Pioneer Navigation Ltd.	January 2017	$3,250 with 50% profit sharing(9)

Baltic Scorpion	2015	Swissmarine Asia Pte. Ltd.	October 2016	115.5% of BSI
Baltic Mantis	2015	Pioneer Navigation Ltd.	December 2016	115% of BSI

Supramax Vessels
Genco Predator	2005	ED&F Man Shipping Ltd.	October 2016	98.5% of BSI
Genco Warrior	2005	Centurion Bulk Pte. Ltd., Singapore	June 2016	98.5% of BSI
Genco Hunter	2007	Pioneer Navigation Ltd.	June 2017	104% of BSI(10)
Genco Cavalier	2007	Siva Bulk Ltd.	May 2016	$5,150(11)
Genco Lorraine	2009	Cargill Ocean Transportation (Singapore) Pte. Ltd.	May 2016	$4,250(12)
Genco Loire	2009	Bulkhandling Handymax A/S	August 2016	Spot Pool(13)
Genco Aquitaine	2009	Bulkhandling Handymax A/S	August 2016	Spot Pool(13)
Genco Ardennes	2009	Clipper Sapphire Pool	November 2016	Spot Pool(14)
Genco Auvergne	2009	Pioneer Navigation Ltd.	June 2016	100% of BSI
Genco Bourgogne	2010	Clipper Sapphire Pool	November 2016	Spot Pool(14)
Genco Brittany	2010	Clipper Sapphire Pool	November 2016	Spot Pool(14)
Genco Languedoc	2010	Clipper Sapphire Pool	November 2016	Spot Pool(14)
Genco Normandy	2007	Harmony Innovation Shipping Ltd.	May 2016	$4,650(15)
Genco Picardy	2005	Centurion Bulk Pte. Ltd., Singapore	July 2016	98.5% of BSI
Genco Provence	2004	Pioneer Navigation Ltd.	August 2016	100% of BSI
Genco Pyrenees	2010	Clipper Sapphire Pool	November 2016	Spot Pool(14)
Genco Rhone	2011	Pioneer Navigation Ltd.	December 2016	100% of BSI
Baltic Leopard	2009	Bulkhandling Handymax A/S	October 2016	Spot Pool(16)
Baltic Panther	2009	Bulkhandling Handymax A/S	August 2016	Spot Pool(13)
Baltic Jaguar	2009	Medi Supra Pool Management	May 2016	$3,500(17)
Baltic Cougar	2009	Bulkhandling Handymax A/S	August 2016	Spot Pool(13)

Handymax Vessels
Genco Success	1997	TST NV, Nevis	February 2017	87.5% of BSI(18)
Genco Carrier	1998	Westline Navigation Co., Ltd.	May 2016	$3,250(19)
Genco Prosperity	1997	TST NV, Nevis	March 2017	87.5% of BSI(20)
Genco Wisdom	1997	ED&F Man Shipping Ltd.	May/Jul. 2016	89%/88.5% of BSI(21)
Genco Marine	1996	Elder Triumphant Shipping Lines Ltd.	April 2016	$4,225(22)
Genco Muse	2001	Dooyang Limited	April 2016	$3,750(23)

Handysize Vessels
Genco Sugar	1998	Clipper Logger Pool	November 2016	Spot Pool(24)
Genco Pioneer	1999	Clipper Logger Pool	November 2016	Spot Pool(24)
Genco Progress	1999	Clipper Logger Pool	November 2016	Spot Pool(24)
Genco Explorer	1999	Clipper Logger Pool	November 2016	Spot Pool(24)
Genco Reliance	1999	Clipper Logger Pool	November 2016	Spot Pool(24)
Baltic Hare	2009	Clipper Logger Pool	November 2016	Spot Pool(24)
Baltic Fox	2010	Clipper Logger Pool	November 2016	Spot Pool(24)
Genco Charger	2005	Clipper Logger Pool	November 2016	Spot Pool(24)
Genco Challenger	2003	Clipper Logger Pool	November 2016	Spot Pool(24)
Genco Champion	2006	Clipper Logger Pool	November 2016	Spot Pool(24)
Baltic Wind	2009	Trammo Bulk Carriers	June 2016	107% of BHSI
Baltic Cove	2010	Clipper Bulk Shipping Ltd.	June 2016	100.5% of BHSI
Baltic Breeze	2010	Trammo Bulk Carriers	January 2017	103% of BHSI
Genco Ocean	2010	Falcon Navigation A/S	July 2016	103% of BHSI
Genco Bay	2010	Clipper Bulk Shipping Ltd.	June 2016	102% of BHSI

Genco Avra	2011	Ultrabulk S.A.	April 2017	104% of BHSI
Genco Mare	2011	Pioneer Navigation Ltd.	June 2017	103.5% of BHSI(25)
Genco Spirit	2011	Clipper Bulk Shipping Ltd.	August 2016	$7,000

(1)	The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course. Under the terms of each contract, the charterer is entitled to extend the time charter from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.
(2)	Time charter rates presented are the gross daily charterhire rates before third-party brokerage commission generally ranging from 1.25% to 6.25%. In a time charter, the charterer is responsible for voyage expenses such as bunkers, port expenses, agents’ fees and canal dues.
(3)	We have agreed to an extension with Swissmarine Services S.A. on a time charter for 8.5 to 12.5 months at a rate of $7,800 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension is expected to begin on or about June 1, 2016.
(4)	We have reached an agreement with Swissmarine Services S.A. on a time charter for 9.5 to 13.5 months at a rate of $7,800 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on May 4, 2016.
(5)	We have agreed to an extension with Swissmarine Services S.A. on a time charter for 9.5 to 13.5 months at a rate of $7,000 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension began on May 1, 2016.
(6)	We have reached an agreement to enter this vessel into the Navig8 Pan8 Pool, a vessel pool trading in the spot market of which Navig8 Inc. acts as the pool manager.
(7)	We have agreed to an extension with Swissmarine Services S.A. on a time charter based on 95% of the Baltic Panamax Index (BPI), published by the Baltic Exchange, as reflected in daily reports. Hire paid every 15 days in arrears less a 5.00% third-party brokerage commission. The minimum and maximum expiration dates of the time charter are May 15, 2016 and November 15, 2016, respectively.
(8)	We have reached an agreement with Windrose SPS Shipping & Trading S.A. on a time charter for approximately 75 days at a rate of $5,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on April 7, 2016 after repositioning. The vessel redelivered to Genco on March 29, 2016.
(9)	We have agreed to an extension with Pioneer Navigation Ltd. on a time charter for 11 to 14.5 months at a rate of $3,250 per day with a 50% index-based profit sharing component except for the initial 25 days in which the hire rate is $2,500 per day. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The extension began on February 29, 2016.
(10)	We have agreed to an extension with Pioneer Navigation Ltd. on a spot market-related time charter based on 104% of the Baltic Supramax Index (BSI), published by the Baltic Exchange, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The minimum and maximum expiration dates of the time charter are June 15, 2017 and August 15, 2017, respectively. The extension began on March 16, 2016.
(11)	We have reached an agreement with Siva Bulk Ltd. on a time charter for approximately 25 days at a rate of $5,150 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on April 22, 2016 after repositioning. The vessel redelivered to Genco on April 17, 2016.
(12)	We have reached an agreement with Cargill Ocean Transportation (Singapore) Pte. Ltd. on a time charter for approximately 10 days at a rate of $4,250 per day. Hire is paid every 10 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on April 20, 2016 after repositioning. The vessel redelivered to Genco on April 16, 2016.
(13)	We have reached an agreement to enter these vessels into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. Genco can withdraw a vessel with three months’ notice.
(14)	We have reached an agreement to enter these vessels into the Clipper Sapphire Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw a vessel with a minimum notice of six months.
(15)	We have reached an agreement with Harmony Innovation Shipping Ltd. on a time charter for approximately 20 days at a rate of $4,650 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on May 3, 2016 after repositioning. The vessel redelivered to Genco on April 25, 2016.
(16)	We have reached an agreement to enter this vessel into the Bulkhandling Handymax A/S Pool, a vessel pool trading in the spot market of which Torvald Klaveness acts as the pool manager. Genco can withdraw the vessel with three months’ notice after the vessel has been in the pool for a minimum of four months. The vessel entered the pool on March 13, 2016.
(17)	We have reached an agreement with Medi Supra Pool Management Ltd. on a time charter for approximately 15 days at a rate of $3,500 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The vessel delivered to charterers on April 24, 2016 after repositioning. The vessel redelivered to Genco on April 18, 2016.
(18)	We have reached an agreement with TST NV, Nevis on a spot-market related time charter based on 87.5% of the BSI, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The minimum and maximum expiration dates of the time charter are February 1, 2017 and April 1, 2017, respectively. The vessel delivered to charterers on April 14, 2016.
(19)	We have agreed to an extension with Westline Navigation Co., Ltd. on a time charter for approximately 20 days at a rate of $3,250 per day. Hire is paid every 15 days in advance less a 5.00% third-party brokerage commission. The extension began on April 30, 2016.
(20)	We have agreed to an extension with TST NV, Nevis on a spot market-related time charter based on 87.5% of the BSI, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The minimum and maximum expiration dates of the time charter are March 15, 2017 and May 15, 2017, respectively.
(21)	We have agreed to an extension with ED&F Man Shipping Ltd. on a time charter for approximately two months to a maximum expiration of April 1, 2017 based on 88.5% of the BSI, as reflected in daily reports. Hire is paid every 15 days in arrears less a 5.00% third-party brokerage commission. The extension is expected to begin on or about May 17, 2016.
(22)	The vessel redelivered to Genco on April 29, 2016.
(23)	The vessel redelivered to Genco on April 28, 2016 and is currently awaiting next employment.
(24)	We have reached an agreement to enter these vessels into the Clipper Logger Pool, a vessel pool trading in the spot market of which Clipper Group acts as the pool manager. Genco can withdraw the vessels with a minimum notice of six months.
(25)	We have agreed to an extension with Pioneer Navigation Ltd. on a spot-market related time charter for 12 to 15.5 months based on 103.5% of the Baltic Handysize Index (BHSI), published by the Baltic Exchange, as reflected in daily reports except for the initial 42 days in which hire is based on the average of the Baltic Handysize HS2 and HS3 routes. The extension is expected to begin after completion of drydocking for scheduled maintenance.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited transports iron ore, coal, grain, steel products and other drybulk cargoes along worldwide shipping routes. Genco Shipping & Trading Limited’s current fleet consists of 13 Capesize, eight Panamax, four Ultramax, 21 Supramax, six Handymax and 18 Handysize vessels with an aggregate capacity of approximately 5,158,000 dwt.

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Tuesday, May 10, 2016 at 10:00 a.m. Eastern Time to discuss its 2016 first quarter financial results.  The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (888) 572-7033 or (719) 325-2354 and enter passcode 4227073. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 4227073. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward looking statements are based on management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) further declines or sustained weakness in demand in the drybulk shipping industry; (ii) continuation of weakness in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities;

(vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube, oil, bunkers, repairs, maintenance and general, administrative, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the Company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete repairs on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the ability to realize the expected benefits of the our merger with Baltic Trading to the degree, in the amounts or in the timeframe anticipated; (xvi) the extent to which our operating results continue to be affected by weakness in market conditions and charter rates; (xvii) our ability to continue as a going concern, (xviii) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xix) our ability to implement measures to resolve our liquidity and covenant compliance issues; and other factors listed from time to time in our public filings with the Securities and Exchange Commission including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and its subsequent reports on Form 8-K. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward‑looking statements, whether as a result of new information, future events or otherwise.